99.2

Deloitte
Deloitte & Touche LLP

Suite 1200
695 Town Center Drive
Costa Mesa, CA 92626-7188
USA
Tel: +1 714-436-7100
Fax: +1 714-436-7200
www.deloitte.com


INDEPENDENT AUDITORS' REPORT

Board of Directors and Audit Committee
Ameriquest Mortgage Company

We have examined Ameriquest Mortgage Company's (the "Company") compliance with its established minimum servicing standards described in the accompanying Management's Assertion dated March 17, 2004, as of and for the year ended December 31, 2003. Management is responsible for compliance with those minimum servicing standards. Our responsibility is to express an opinion on Ameriquest Mortgage Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, including examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with its minimum servicing standards.

Our examination disclosed noncompliance during the period from July 1, 2003 to December 31, 2003 with the requirement, stated in the Company's established minimum servicing standards set forth in Appendix I, item I.1.b.,to prepare reconciliations of custodial bank accounts within 45 calendar days after the cutoff date. The maximum extent of noncompliance with the 45-day standard was approximately 25% of all custodial bank account reconciliations performed for July 2003 and a maximum of 65 days to reconcile. The extent of noncompliance with the 45-day standard declined to approximately 12% of all custodial bank account reconciliations for the month of December 2003.

In our opinion, except for the material noncompliance described in the preceding paragraph, Ameriquest Mortgage Company complied, in all material respects, with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003, as set forth in Appendix I.


/s/: Deloitte & Touche LLP
Deloitte & Touche LLP
March 17, 2004




Ameriquest Mortgage Company logo here


March 17, 2004

Management's Assertion

As of and for the year ended December 31, 2003, Ameriquest Mortgage Company (the "Company") has complied, in all material respects, except as described in the following paragraph, with the Company's established minimum servicing standards for residential mortgage loans as set forth in Appendix I
(the "Standards"). The Standards are based on the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period Ameriquest Mortgage Company, had in effect a fidelity bond ranging from $21,000,000 to $50,000,000 and an errors and omissions policy in the amount of $15,000,000.

During the period from July 1, 2003 to December 31, 2003 some custodial bank account reconciliations were not prepared within 45 calendar days after the cutoff date, as required under the Standards, but were prepared within 65 days. The maximum extent of noncompliance with the 45 day standard was approximately 25% of all custodial bank account reconciliations performed for July 2003 and a maximum of 65 days to reconcile. The extent of noncompliance with the 45 day standard declined to approximately 12% of all custodial bank account reconciliations for the month of December 2003. Midyear systems conversions were a significant factor contributing to the delays, but will ultimately provide more efficient and accurate reporting to investors. The Company is addressing the delays in the reconciliation process to achieve the 45 day reconciliation requirement.






/s/: Kirk Langs
     Kirk Langs
     President
     Chief Operating Officer

/s/: Jane Johnson
     Jane Johnson
     Senior Vice President
     Director of Loan Servicing

/s/: Karen Christensen
     Karen Christensen
     Executive Vice President
     Chief Financial Officer


1100 Town & Country Road, Suite 1100, Orange, CA 92868 Phone (714) 564-0600




APPENDIX I

MIMIMUM SERVICING STANDARDS
AS SET FORTH IN THE MORTGAGE BANKERS ASSOCIATION OF AMERICA'S
UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS

I. Custodial Bank Accounts

1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

   a   Be mathematically accurate;

   b   Be prepared within forty-five (45) calendar days after the cutoff;

   c Be reviewed and approved by someone other than the person who prepared the reconciliation; and

   d Document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2. Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II. Mortgage Payments

1. Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2. Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

3. Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

4. Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.


III. DISBURSEMENTS

1. Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

2. Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

3. Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

4. Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

5. Amounts remitted to investors per the servicer's investor reports shall agree with canceled checks, or other form of payment, or custodial bank statements.

6. Unused checks shall be safeguard so as to prevent unauthorized access.


IV. INVESTOR ACCOUNTING AND REPORTING

1. The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V. MORTGAGOR LOAN ACCOUNTING

1. The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

2. Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider

3. Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

4. Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws.

VI. DELINQUENCIES
1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

VII. INSURANCE POLICIES

1. A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.